Exhibit 1.1

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

SANCTION OF THE SCHEME BY THE GRAND COURT

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of
Hutchison Telecommunications International Limited

The Scheme was sanctioned without modification by the Grand Court on Friday, 21 May 2010 (Cayman Islands time).  The reduction of the share capital of HTIL was also confirmed by the Grand Court on the same day (Cayman Islands time).

Subject to the delivery of a copy of the order of the Grand Court to the Registrar of Companies in the Cayman Islands for registration and the fulfilment or waiver, as applicable, of the remaining conditions of the Scheme as set out in the Scheme Document, the Scheme is expected to become effective on Monday, 24 May 2010 (Cayman Islands time).  A further announcement will be made when the Scheme has become effective.

Subject to the Scheme becoming effective, the annual general meeting of HTIL previously convened for Wednesday, 26 May 2010 at 2:30 p.m. is expected to be cancelled.

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to such delivery of the order of the Grand Court for registration and the remaining conditions (d) to (g), (j) and (k) set out on pages 125 to 127 of the Scheme Document being fulfilled or waived, as applicable, and that the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options.  Persons who are in doubt as to the action they should take should consult their stockbrokers, bank managers, solicitors or other professional advisers.

INTRODUCTION

Reference is made to the joint announcements of HWL, the Offeror and HTIL on 8 January 2010, 28 January 2010, 15 March 2010, 22 April 2010, 4 May 2010 and 12 May 2010, the announcement of HTIL on 15 January 2010, the Scheme Document dated 15 March 2010 and the letter to HTIL Shareholders (including HTIL ADS Holders) dated 27 April 2010.  Terms defined in the Scheme Document have the same meanings when used in this announcement, unless otherwise defined in this announcement.  All times and dates stated in this announcement are Hong Kong times and dates except where otherwise stated.

SANCTION OF THE SCHEME BY THE GRAND COURT

The Scheme was sanctioned without modification by the Grand Court on Friday, 21 May 2010 (Cayman Islands time).  The reduction of the share capital of HTIL was also confirmed by the Grand Court on the same day (Cayman Islands time).

A copy of the order of the Grand Court, issued under section 86 of the Companies Law, together with a minute approved by the Grand Court in relation to the reduction of the share capital of HTIL, each dated Friday, 21 May 2010 (Cayman Islands time), is expected to be delivered to the Registrar of Companies in the Cayman Islands for registration on Monday, 24 May 2010 (Cayman Islands time).  Subject to the delivery of a copy of the order of the Grand Court to the Registrar of Companies in the Cayman Islands for registration and the fulfilment or waiver, as applicable, of the remaining conditions of the Scheme as set out in the Scheme Document, the Scheme is expected to become effective on Monday, 24 May 2010 (Cayman Islands time).  A further joint announcement will be made when the Scheme has become effective.

IMPORTANT

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to such delivery of the order of the Grand Court for registration and the remaining conditions (d) to (g), (j) and (k) set out on pages 125 to 127 of the Scheme Document being fulfilled or waived, as applicable, and that the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options.  Persons who are in doubt as to the action they should take should consult their stockbrokers, bank managers, solicitors or other professional advisers.

WITHDRAWAL OF LISTING

The Stock Exchange has approved the withdrawal of the listing of the HTIL Shares in the Stock Exchange with effect from 9:30 a.m. on Tuesday, 25 May 2010 (Hong Kong time), subject to the Scheme becoming effective.  The trading in the HTIL ADSs on the NYSE is expected to be permanently suspended on Tuesday, 25 May 2010 (New York time) and the delisting of the HTIL ADSs on the NYSE is expected to become effective on Friday, 4 June 2010 (New York time).

EXPECTED CANCELLATION OF ANNUAL GENERAL MEETING OF HTIL

Subject to the Scheme becoming effective, the listing of the HTIL Shares will be withdrawn from the Stock Exchange with effect from Tuesday, 25 May 2010, and the annual general meeting of HTIL previously convened for Wednesday, 26 May 2010 at 2:30 p.m. at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong is, as HTIL previously noted, expected to be cancelled with the consent of the Offeror and HTIHL, the remaining HTIL Shareholders upon the implementation of the Scheme.  A further joint announcement confirming such cancellation will be made when the Scheme has become effective.

GENERAL

For further information in respect of the Scheme timetable, please refer to the remaining expected events and the corresponding dates and times in the Expected Timetable (including the notes) contained in the joint announcement of HWL, the Offeror and HTIL on 15 March 2010.

By Order of the Board of	By Order of the Board of
Hutchison Whampoa Limited	Hutchison Telecommunications
Edith Shih	Holdings Limited
Company Secretary	Richard Chan
Director

By Order of the Board of

Hutchison Telecommunications International Limited

Edith Shih

Company Secretary

Hong Kong, 24 May 2010

As at the date of this announcement, the HWL Directors are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Mr LI Ka-shing (Chairman)	Mr George Colin MAGNUS	The Hon Sir Michael David
Mr LI Tzar Kuoi, Victor	Mr William SHURNIAK	KADOORIE
(Deputy Chairman)		Mr Holger KLUGE
Mr FOK Kin-ning, Canning		Mrs Margaret LEUNG KO May Yee
Mrs CHOW WOO Mo Fong, Susan		Mr William Elkin MOCATTA
Mr Frank John SIXT		(Alternate to The Hon Sir Michael
Mr LAI Kai Ming, Dominic		David Kadoorie)
Mr KAM Hing Lam		Mr WONG Chung Hin

The HWL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the HTIL Directors are:

Executive Directors:	Non-executive Directors:	Independent non-executive	Alternate Director:
Directors:
Mr LUI Dennis Pok Man	Mr FOK Kin-ning, Canning	Mr KWAN Kai Cheong	Mr WOO Chiu Man, Cliff
Mr Christopher John FOLL	(Chairman)	Mr John W. STANTON	(Alternate to Mr Christopher John Foll)
Mr CHAN Ting Yu	Mrs CHOW WOO Mo	Mr Kevin WESTLEY
(also Alternate to Mr Lui	Fong, Susan
Dennis Pok Man)	(also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt)
Mr Frank John SIXT

The HTIL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.